                                                Filed Pursuant to Rule 424(b)(5)
                                                Registration No. 333-119615

PROSPECTUS

                     CITIGROUP GLOBAL MARKETS HOLDINGS INC.

May Offer --

                                           $10,884,331,296

                                DEBT SECURITIES
                                 INDEX WARRANTS

     Citigroup Global Markets Holdings will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

                            ------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

     These securities are not deposits or savings accounts but are unsecured obligations of Citigroup Global Markets Holdings Inc. These securities are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

                            ------------------------

                                   CITIGROUP

November 1, 2004

                               PROSPECTUS SUMMARY

     This summary provides a brief overview of the key aspects of Citigroup Global Markets Holdings and all material terms of the offered securities that are known as of the date of this prospectus. For a more complete understanding of the terms of the offered securities, before making your investment decision, you should carefully read:

     - this prospectus, which explains the general terms of the securities that Citigroup Global Markets Holdings may offer;

     - the accompanying prospectus supplement, which (1) explains the specific terms of the securities being offered and (2) updates and changes information in this prospectus; and

     - the documents referred to in "Where You Can Find More Information" on page 5 for information on Citigroup Global Markets Holdings, including its financial statements.

                     CITIGROUP GLOBAL MARKETS HOLDINGS INC.

     Citigroup Global Markets Holdings is a holding company primarily engaged in investment banking, proprietary trading, retail brokerage and asset management activities through its U.S. and foreign broker-dealer subsidiaries. Citigroup Global Markets Holdings is a subsidiary of Citigroup Inc., a diversified financial services holding company.

     Citigroup Global Markets Holdings' principal executive office is at 388 Greenwich Street, New York, NY 10013, and its telephone number is (212) 816-6000.

           THE SECURITIES CITIGROUP GLOBAL MARKETS HOLDINGS MAY OFFER

     Citigroup Global Markets Holdings may use this prospectus to offer up to $10,884,331,296 of:

     - debt securities; and

     - index warrants.

     A prospectus supplement will describe the specific types, amounts, prices and detailed terms of any of these offered securities.

DEBT SECURITIES

     Debt securities are unsecured general obligations of Citigroup Global Markets Holdings in the form of senior or subordinated debt. Senior debt includes Citigroup Global Markets Holdings' notes, debt and guarantees and any other debt for money borrowed that is not subordinated. Subordinated debt, so designated at the time it is issued, would not be entitled to interest and principal payments if interest and principal payments on the senior debt were not made.

     The senior and subordinated debt will be issued under separate indentures between Citigroup Global Markets Holdings and a trustee. Below are summaries of the general features of the debt securities from these indentures. For a more detailed description of these features, see "Description of Debt Securities" below. You are also encouraged to read the indentures, which are included or incorporated by reference in Citigroup Global Markets Holdings' registration statement No. 333-119615, Citigroup Global Markets Holdings' most recent annual report on Form 10-K, Citigroup Global Markets Holdings' quarterly reports on Form 10-Q filed after the Form 10-K and Citigroup Global Markets Holdings' current reports on Form 8-K filed after the Form 10-K. You can receive copies of these documents by following the directions on page 5.

     General Indenture Provisions that Apply to Senior and Subordinated Debt

     - None of the indentures limits the amount of debt that Citigroup Global Markets Holdings may issue or provides holders any protection should there be a highly leveraged transaction involving Citigroup Global Markets Holdings, although the senior debt indenture does limit Citigroup Global Markets Holdings' ability to pledge the stock of certain important subsidiaries. These thresholds are described below under "Description of Debt Securities."

     - Each indenture allows for different types of debt securities, including indexed securities, to be issued in series and provides for the issuance of securities in book-entry, certificated and, in limited circumstances, bearer form.

     - The indentures allow Citigroup Global Markets Holdings to merge or to consolidate with another company, or sell all or substantially all of its assets to another company. If any of these events occur, the other company would be required to assume Citigroup Global Markets Holdings' responsibilities for the debt. Unless the transaction resulted in an event of default, Citigroup Global Markets Holdings would be released from all liabilities and obligations under the debt securities when the other company assumed its responsibilities.

     - The indentures provide that holders of a majority of the principal amount of the debt securities outstanding in any series may vote to change Citigroup Global Markets Holdings' obligations or your rights concerning those securities. However, changes to the financial terms of that security, including changes in the payment of principal or interest on that security or the currency of payment, cannot be made unless every holder of that security consents to the change.

     - Citigroup Global Markets Holdings may satisfy its obligations under the debt securities or be released from its obligation to comply with the limitations discussed above at any time by depositing sufficient amounts of cash or U.S. government securities with the trustee to pay Citigroup Global Markets Holdings' obligations under the particular securities when due.

     - The indentures govern the actions of the trustee with regard to the debt securities, including when the trustee is required to give notices to holders of the securities and when lost or stolen debt securities may be replaced.

     Events of Default

     The events of default specified in the senior debt indenture and defaults under the subordinated debt indenture include:

     - failure to pay principal or premium, if any, when due;

     - failure to pay required interest for 30 days;

     - failure to make a sinking fund payment when due;

     - failure to perform covenants for 60 days after notice;

     - certain events of insolvency or bankruptcy, whether voluntary or not; and

     - any additional events as may be set forth in the applicable prospectus supplement.

     Unless otherwise specified in the prospectus supplement relating to any series of subordinated debt, the only events of default specified in the subordinated debt indenture are certain events of insolvency or bankruptcy, whether voluntary or not. There is no event of default, and accordingly there is no right of acceleration, in the case of a default in the payment of principal of, premium, if any, or interest on, subordinated debt securities, the performance of any other covenant of Citigroup Global Markets Holdings in the subordinated indenture or any other default which is not also an event of default.

     Remedies

     Senior Indenture: If there were an event of default, the trustee or holders of 25% of the principal amount of debt securities outstanding in a series could demand that the principal be paid immediately. However, holders of a majority in principal amount of the securities in that series may rescind that acceleration of the debt securities.

     Subordinated Indenture: If there were an event of default involving certain events of insolvency or bankruptcy, the trustee or holders of 25% of the principal amount of subordinated debt securities outstanding in a series could demand that the principal be paid immediately. However, holders of a majority in principal amount of the securities in that subordinated debt series may rescind that acceleration of the subordinated debt securities. The occurrence of a default for any reason other than these events of insolvency or bankruptcy will not give the trustee or such holders the right to demand that the principal of the subordinated debt securities be paid immediately.

INDEX WARRANTS

     Citigroup Global Markets Holdings may issue index warrants independently or together with debt securities. Citigroup Global Markets Holdings will issue any series of index warrants under a separate index warrant agreement between Citigroup Global Markets Holdings and a bank or trust company. You are encouraged to read the standard form of the index warrant agreement, which will be filed as an exhibit to one of Citigroup Global Markets Holdings' future current reports and incorporated by reference in its registration statement No. 333-119615. You can receive copies of these documents by following the directions on page 5.

     Index warrants are securities that, when properly exercised by the purchaser, entitle the purchaser to receive from Citigroup Global Markets Holdings an amount in cash or a number of securities that will be indexed to prices, yields, or other specified measures or changes in an index or differences between two or more indices.

     The prospectus supplement for a series of index warrants will describe the formula for determining the amount in cash or number of securities, if any, that Citigroup Global Markets Holdings will pay you when you exercise an index warrant and will contain information about the relevant underlying assets and other specific terms of the index warrant.

     Citigroup Global Markets Holdings will generally issue index warrants in book-entry form, which means that they will not be evidenced by physical certificates. Also, Citigroup Global Markets Holdings will generally list index warrants for trading on a national securities exchange, such as the New York Stock Exchange, the Nasdaq Stock Market's National Market, the American Stock Exchange or the Chicago Board Options Exchange.

     The index warrant agreement for any series of index warrants will provide that holders of a majority of the total amount of the index warrants outstanding in any series may vote to change their rights concerning those index warrants. However, changes to fundamental terms such as the amount or manner of payment on an index warrant or changes to the exercise times cannot be made unless every holder affected consents to the change.

     Any prospective purchasers of index warrants should be aware of special United States federal income tax considerations applicable to instruments such as the index warrants. The prospectus supplement relating to each series of index warrants will describe the important tax considerations.

                                USE OF PROCEEDS

     Citigroup Global Markets Holdings will use the net proceeds it receives from any offering of these securities for general corporate purposes, primarily to fund its operating units and subsidiaries. Citigroup Global Markets Holdings may also use a portion of the proceeds to refinance or extend the maturity of existing debt obligations. Citigroup Global Markets Holdings may use a portion of the proceeds from the sale of index warrants and indexed notes to hedge its exposure to payments that it may have to make on such index warrants and indexed notes as described below under "Use of Proceeds and Hedging."

                              PLAN OF DISTRIBUTION

     Citigroup Global Markets Holdings may sell the offered securities in any of the following ways:

     - to or through underwriters or dealers;

     - by itself directly;

     - through agents; or

     - through a combination of any of these methods of sale.

     The prospectus supplement will explain the ways Citigroup Global Markets Holdings sells specific securities, including the names of any underwriters and details of the pricing of the securities, as well as the commissions, concessions or discounts Citigroup Global Markets Holdings is granting the underwriters, dealers or agents.

     If Citigroup Global Markets Holdings uses underwriters in any sale, the underwriters will buy the securities for their own account and may resell the securities from time to time in one or more transactions, at a fixed public offering price or at varying prices determined at the time of sale. In connection with an offering, underwriters and selling group members and their affiliates may engage in transactions to stabilize, maintain or otherwise affect the market price of the securities, in accordance with applicable law.

     Citigroup Global Markets Holdings expects that the underwriters for any offering will include one or more of its broker-dealer subsidiaries or affiliates, including Citigroup Global Markets Inc. These broker-dealer subsidiaries or affiliates also expect to offer and sell previously issued offered securities as part of their business, and may act as a principal or agent in such transactions. Citigroup Global Markets Holdings or any of its subsidiaries or affiliates may use this prospectus and the related prospectus supplements and pricing supplements in connection with these activities.

                  RATIO OF EARNINGS (LOSSES) TO FIXED CHARGES

     The following table shows the consolidated ratio of earnings (losses) to fixed charges of Citigroup Global Markets Holdings for the six months ended June 30, 2004 and each of the five most recent fiscal years.

                                              SIX MONTHS
                                                ENDED             YEAR ENDED DECEMBER 31,
                                               JUNE 30,     ------------------------------------
                                                 2004       2003    2002    2001    2000    1999
                                              ----------    ----    ----    ----    ----    ----
Ratio of earnings (losses) to fixed
  charges.................................     (0.56x)      1.90x   1.44x   1.34x   1.32x   1.46x

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                      WHERE YOU CAN FIND MORE INFORMATION

     As required by the Securities Act of 1933, Citigroup Global Markets Holdings filed a registration statement (No. 333-119615) relating to the securities offered by this prospectus with the Securities and Exchange Commission. This prospectus is a part of that registration statement, which includes additional information.

     Citigroup Global Markets Holdings files annual, quarterly and current reports and other information with the SEC. You may read and copy any document Citigroup Global Markets Holdings files at the SEC's public reference room in Washington, D.C. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from the SEC's home page on the world wide web on the internet at "http://www.sec.gov".

     The SEC allows Citigroup Global Markets Holdings to "incorporate by reference" the information it files with the SEC, which means that it can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that Citigroup Global Markets Holdings files later with the SEC will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement. Citigroup Global Markets Holdings incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     (a) Annual Report on Form 10-K for the year ended December 31, 2003;

     (b) Quarterly Report on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004; and

     (c) Current Reports on Form 8-K filed on January 20, 2004, January 29, 2004, January 30, 2004, March 1, 2004, March 29, 2004, April 1, 2004,
         April 15, 2004, April 30, 2004, June 3, 2004, June 22, 2004, June 29,
         2004, June 30, 2004, July 15, 2004, July 21, 2004, July 29, 2004,
         August 26, 2004, August 27, 2004, August 31, 2004, October 5, 2004,
         October 14, 2004, October 20, 2004, October 22, 2004, October 28, 2004
         and October 29, 2004.

     All documents Citigroup Global Markets Holdings files pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the later of (1) the completion of the offering of the securities described in this prospectus and (2) the date the broker-dealer subsidiaries or affiliates of Citigroup Global Markets Holdings stop offering securities pursuant to this prospectus shall be incorporated by reference in this prospectus from the date of filing of such documents.

     You may request a copy of these filings, at no cost, by writing or telephoning Citigroup Global Markets Holdings at the following address:

                              Treasurer
                              Citigroup Global Markets Holdings Inc.
                              388 Greenwich Street
                              New York, NY 10013
                              (212) 816-6000

     You should rely only on the information provided in this prospectus and the prospectus supplement, as well as the information incorporated by reference. Citigroup Global Markets Holdings has not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Citigroup Global Markets Holdings is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, the prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date on the front of the applicable document. Citigroup Global Markets Holdings' business, financial condition, results of operations and prospects may have changed since that date.

                           FORWARD-LOOKING STATEMENTS

     This prospectus and the information incorporated by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are based on our management's beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our possible or assumed future results of operations and statements preceded by, followed by or that include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," "may increase," "may fluctuate" and similar expressions or future or conditional verbs as "will," "should," "would" and "could."

     Forward-looking statements involve risks, uncertainties including, but not limited to, the following: global economic conditions, including the performance of global financial markets, and risks associated with fluctuating currency values and interest rates; competitive, regulatory or tax changes that affect the cost of or the demand for Citigroup Global Markets Holdings' products; the impact of the implementation of new accounting rules; the resolution of environmental matters; and the resolution of legal and regulatory proceeding and related matters. Actual results may differ materially from those expressed in these forward-looking statements. Factors that could cause actual results to differ from these forward-looking statements include, but are not limited to, those discussed elsewhere in this prospectus and the documents incorporated by reference in this prospectus. You should not put undue reliance on any forward-looking statements. We do not have any intention or obligation to update forward-looking statements after we distribute this prospectus.

                     CITIGROUP GLOBAL MARKETS HOLDINGS INC.

     Citigroup Global Markets Holdings, operating through its subsidiaries, engages in full-service investment banking and securities brokerage business. As used in this section, "Citigroup Global Markets Holdings" refers generally to Citigroup Global Markets Holdings Inc. and its consolidated subsidiaries, and where the context requires refers to specific subsidiaries. Citigroup Global Markets Holdings provides a full range of financial advisory, research and capital raising services to corporations, governments and individuals. Citigroup Global Markets Holdings operates in three business segments: (i) Investment Services, (ii) Private Client Services and (iii) Asset Management, and through these business segments, Citigroup Global Markets Holdings provides investment banking, securities and commodities trading, capital raising, asset management, advisory, research, brokerage and other financial services to its customers, and executes proprietary trading strategies on its own behalf.

     Citigroup Inc., Citigroup Global Markets Holdings' parent, is a diversified holding company whose businesses provide a broad range of financial services to consumer and corporate customers around the world. Citigroup's activities are conducted through the Global Consumer, Global Corporate and Investment Bank, Private Client Services, Global Investment Management, and Proprietary Investment Activities business segments.

     Citigroup Global Markets Holdings' global investment banking services encompass a full range of capital market activities, including the underwriting and distribution of debt and equity securities for United States and foreign corporations and for state, local and other governmental and government sponsored authorities. Citigroup Global Markets Holdings frequently acts as an underwriter or private placement agent in corporate and public securities offerings and provides alternative financing options. It also provides financial advice to investment banking clients on a wide variety of transactions including mergers and acquisitions, divestitures, leveraged buyouts, financial restructurings and a variety of cross-border transactions.

     Private Client Services provides investment advice, financial planning and brokerage services to affluent individuals, small and mid-size companies, non-profits and large corporations primarily through a network of more than 12,200 Smith Barney Financial Consultants in more than 500 offices worldwide. In addition, Private Client Services provides independent client-focused research to individuals and institutions around the world.

     The portion of Citigroup Inc.'s Asset Management segment housed within Citigroup Global Markets Holdings is comprised primarily of two asset management business platforms: Salomon Brothers Asset Management and Smith Barney Asset Management. These platforms offer a broad range of asset management products and services from global investment centers, including mutual funds, closed-end funds and managed accounts. In addition, this Asset Management Group offers a broad range of unit investment trusts.

     The principal office of Citigroup Global Markets Holdings is located at 388 Greenwich Street, New York, New York 10013, and its telephone number is (212) 816-6000. Citigroup Global Markets Holdings, a New York corporation, was incorporated in 1977 and is the successor to Salomon Smith Barney Holdings Inc., a Delaware corporation, following a statutory merger effective on July 1, 1999, for the purpose of changing its state of incorporation. On April 7, 2003, Citigroup Global Markets Holdings filed a Restated Certificate of Incorporation in the State of New York changing its name from Salomon Smith Barney Holdings Inc. to Citigroup Global Markets Holdings Inc.

                          USE OF PROCEEDS AND HEDGING

     General. Citigroup Global Markets Holdings will use the proceeds it receives from the sale of the offered securities for general corporate purposes, which may include:

     - funding the business of its operating units;

     - funding investments in, or extensions of credit or capital contributions to, its subsidiaries; and

     - lengthening the average maturity of liabilities, which means that it could reduce its short-term liabilities or refund maturing indebtedness.

     Citigroup Global Markets Holdings expects to incur additional indebtedness in the future to fund its businesses. Citigroup Global Markets Holdings or an affiliate may enter into a swap agreement in connection with the sale of the offered securities and may earn additional income from that transaction.

     Use of Proceeds Relating to Index Warrants and Indexed Notes. Citigroup Global Markets Holdings or one or more of its subsidiaries may use all or some of the proceeds received from the sale of index warrants or indexed notes to purchase or maintain positions in the underlying assets. Citigroup Global Markets Holdings or one or more of its subsidiaries may also purchase or maintain positions in options, futures contracts, forward contracts or swaps, or options on the foregoing, or other derivative or similar instruments relating to the relevant index or underlying assets. Citigroup Global Markets Holdings may also use the proceeds to pay the costs and expenses of hedging any currency, interest rate or other index-related risk relating to such index warrants and indexed notes.

     Citigroup Global Markets Holdings expects that it or one or more of its subsidiaries or affiliates will increase or decrease their initial hedging position over time using techniques which help evaluate the size of any hedge based upon a variety of factors affecting the value of the underlying instrument. These factors may include the history of price changes in that underlying instrument and the time remaining to maturity. Citigroup Global Markets Holdings or one or more of its subsidiaries or affiliates may take long or short positions in the index, the underlying assets, options, futures contracts, forward contracts, swaps, or options on the foregoing, or other derivative or similar instruments related to the index or the underlying assets. These other hedging activities may occur from time to time before the index warrants and indexed notes mature and will depend on market conditions and the value of the index and the underlying assets.

     In addition, Citigroup Global Markets Holdings or one or more of its subsidiaries or affiliates may purchase or otherwise acquire a long or short position in index warrants and indexed notes from time to time and may, in their sole discretion, hold, resell, exercise, cancel or retire such offered securities. Citigroup Global Markets Holdings or one or more of its subsidiaries or affiliates may also take hedging positions in other types of appropriate financial instruments that may become available in the future.

     If Citigroup Global Markets Holdings or one or more of its subsidiaries or affiliates has a long hedge position in, or options, futures contracts, forward contracts or swaps, or options on the foregoing, or other derivative or similar instruments related to, the index or the underlying assets, Citigroup Global Markets Holdings or one or more of its subsidiaries or affiliates may liquidate all or a portion of its holdings at or about the time of the maturity or earlier redemption or repurchase of, or the payment of any indexed interest on, the index warrants and indexed notes. The aggregate amount and type of such positions are likely to vary over time depending on future market conditions and other factors. Since the hedging activities described in this section involve risks and may be influenced by a number of factors, it is possible that Citigroup Global Markets Holdings or one or more of its subsidiaries or affiliates may receive a profit from the hedging activities, even if the market value of the index warrants or indexed notes declines. Citigroup Global Markets Holdings is only able to determine profits or losses from any such position when the position is closed out and any offsetting position or positions are taken into account.

     Citigroup Global Markets Holdings has no reason to believe that its hedging activities, as well as those of its subsidiaries and affiliates, will have a material impact on the price of such options, futures contracts, forward contracts, swaps, options on the foregoing, or other derivative or similar instruments, or on the value of the index or the underlying assets. However, Citigroup Global Markets Holdings cannot guarantee you that its hedging activities, as well as those of its subsidiaries and affiliates, will not affect such prices or value. Citigroup Global Markets Holdings or its subsidiaries will use the remainder of the proceeds from the sale of index warrants and indexed notes for the general corporate purposes described above.

                         DESCRIPTION OF DEBT SECURITIES

     The debt securities offered by this prospectus will be unsecured obligations of Citigroup Global Markets Holdings and will be either senior or subordinated debt. Senior debt will be issued under a senior debt indenture. Subordinated debt will be issued under a subordinated debt indenture. The senior debt indenture and the subordinated debt indenture are sometimes referred to in this prospectus individually as an "indenture" and collectively as the "indentures." Forms of the indentures have been filed with the SEC and are incorporated by reference in the registration statement on Form S-3 (No. 333-119615) under the Securities Act of 1933 of which this prospectus forms a part.

     The following briefly summarizes the material provisions of the indentures and the debt securities, other than pricing and related terms disclosed in the accompanying prospectus supplement. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of a series of debt securities, which will be described in more detail in the applicable prospectus supplement. Copies of the indentures may be obtained from Citigroup Global Markets Holdings or the applicable trustee. So that you may easily locate the more detailed provisions, the numbers in parentheses below refer to sections in the applicable indenture or, if no indenture is specified, to sections in each of the indentures. Wherever particular sections or defined terms of the applicable indenture are referred to, such sections or defined terms are incorporated into this prospectus by reference, and the statements in this prospectus are qualified by that reference.

     Unless otherwise provided in the applicable prospectus supplement, the trustee under the senior debt indenture will be The Bank of New York, and the trustee under the subordinated debt indenture will be Deutsche Bank Trust Company Americas (formerly Bankers Trust Company). Citigroup Global Markets Holdings may, at its option, appoint others, including Citibank, N.A., to act as paying agent, transfer agent and/or registrar.

GENERAL

     Section numbers in The Bank of New York senior debt indenture take the form "1.01", "2.01" and so forth, rather than "101", "201" and so forth. Section references below should be read accordingly.

     The indentures provide that unsecured senior or subordinated debt securities of Citigroup Global Markets Holdings may be issued in one or more series, with different terms, in each case as authorized from time to time by Citigroup Global Markets Holdings. The indentures do not limit the amount of debt securities that may be issued under them (Section 301). Citigroup Global Markets Holdings also has the right to "reopen" a previous issue of a series of debt securities by issuing additional debt securities of such series.

     United States federal income tax consequences and other special considerations applicable to any variable rate debt securities exchangeable for fixed rate debt securities or debt securities issued by Citigroup Global Markets Holdings at a discount will be described in the applicable prospectus supplement.

     Because Citigroup Global Markets Holdings is a holding company, the claims of creditors of Citigroup Global Markets Holdings' subsidiaries will have a priority over Citigroup Global Markets Holdings' equity rights and the rights of Citigroup Global Markets Holdings' creditors, including the holders of debt securities, to participate in the assets of the subsidiary upon the subsidiary's liquidation.

     The applicable prospectus supplement relating to any series of debt securities will describe the following terms, where applicable:

     - the title of the debt securities;

     - whether the debt securities will be senior or subordinated debt;

     - the indenture under which such debt securities are being issued;

     - the total principal amount of the debt securities;

     - the percentage of the principal amount at which the debt securities will be sold and, if applicable, the method of determining the price;

     - the maturity date or dates;

     - the interest rate or the method of computing the interest rate;

     - the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment date or dates and any related record dates;

     - if other than in United States dollars, the currency or currency unit in which payment will be made;

     - if the amount of any payment may be determined with reference to an index or formula based on a currency or currency unit other than that in which the debt securities are payable, the manner in which the amount will be determined;

     - if the amount of any payment may be determined with reference to an index or formula based on securities, commodities, intangibles, articles or goods, or any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance, the manner in which the amount will be determined;

     - if any payments may be made at the election of Citigroup Global Markets Holdings or a holder of debt securities in a currency or currency unit other than that in which the debt securities are stated to be payable, the periods within which, and the terms upon which, such election may be made;

     - the location where payments on the debt securities will be made;

     - the terms and conditions on which the debt securities may be redeemed at the option of Citigroup Global Markets Holdings;

     - any obligation of Citigroup Global Markets Holdings to redeem, purchase or repay the debt securities at the option of a holder upon the happening of any event and the terms and conditions of redemption, purchase or repayment;

     - if other than the principal amount, the portion of the principal amount of the debt securities payable if the maturity is accelerated;

     - any provisions for the discharge of Citigroup Global Markets Holdings' obligations relating to the debt securities by deposit of funds or United States government securities;

     - whether the debt securities are to trade in book-entry form and the terms and any conditions for exchanging the global security in whole or in part for paper certificates;

     - the date of any global security if other than the original issuance of the first debt security to be issued;

     - any material provisions of the applicable indenture described in this prospectus that do not apply to the debt securities; and

     - any other specific terms of the debt securities (Section 302).

     The terms on which a series of debt securities may be convertible into or exchangeable for common stock or other securities of any kind will be set forth in the prospectus supplement relating to such series. Such terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at the option of Citigroup Global Markets Holdings. The terms may include provisions pursuant to which the number of shares of common stock or other securities to be received by the holders of such series of debt securities may be adjusted.

     The debt securities will be issued in registered form or bearer form or both. If issued in bearer form, the debt securities may be issued with or without coupons attached. As currently anticipated, debt securities of a series will trade in book-entry form, and global notes will be issued in physical (paper) form, as described below under "Book-Entry Procedures and Settlement." Unless otherwise provided in the accompanying prospectus supplement, debt securities denominated in United States dollars will be issued only in denominations of $1,000 and whole multiples of $1,000. (Section 301). The prospectus supplement relating to offered securities denominated in a foreign or composite currency will specify the denomination of the offered securities.

     Federal income tax consequences and other special considerations applicable to any debt securities issued by Citigroup Global Markets Holdings in bearer form will be described in the applicable prospectus supplement.

     Unless otherwise provided in the applicable prospectus supplement, the debt securities may be presented for exchange, and debt securities other than a global security may be presented for registration of transfer, at the principal corporate trust office of the relevant trustee in New York City. Holders will not have to pay any service charge for any registration of transfer or exchange of debt securities, but Citigroup Global Markets Holdings may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such registration of transfer. (Section 305). Debt securities in bearer form will be transferable by delivery. Provisions with respect to the exchange of debt securities in bearer form will be described in the applicable prospectus supplement.

PAYMENT AND PAYING AGENTS

     Payments on the debt securities other than those represented by global notes will be made in the designated currency against surrender of the debt securities, in the case of registered notes, at the principal corporate trust office of the relevant trustee in New York City or, in the case of notes in bearer form, at the office of the relevant trustee in London. In the case of notes in registered form, payment will be made to the registered holder appearing in the register of note holders maintained by the registrar at the close of business on the record date for such payment. In the case of notes in registered form, interest payments may be made at the option of Citigroup Global Markets Holdings, by a check mailed to the holder at his registered address. (Section 307). Payments in any other manner will be specified in the prospectus supplement.

SENIOR DEBT

     The senior debt securities will be issued under the senior debt indenture and will rank on an equal basis with all other unsecured debt of Citigroup Global Markets Holdings except subordinated debt (Subordinated Debt Indenture,
Section 1601).

SUBORDINATED DEBT

     The subordinated debt securities will be issued under the subordinated debt indenture and will rank subordinated and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all "Senior Indebtedness" (as defined below) of Citigroup Global Markets Holdings.

     If Citigroup Global Markets Holdings defaults in the payment of any principal of, or premium, if any, or interest on any Senior Indebtedness when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, Citigroup Global Markets Holdings cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities. Nevertheless, holders of subordinated debt securities may still receive and retain:

     - securities of Citigroup Global Markets Holdings or any other corporation provided for by a plan of reorganization or readjustment that are subordinate, at least to the same extent that the subordinated debt securities are subordinated to Senior Indebtedness; and

     - payments made from a defeasance trust as described below.

     If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to Citigroup Global Markets Holdings, its creditors or its property, then all Senior Indebtedness must be paid in full before any payment may be made to any holders of subordinated debt securities. Holders of subordinated debt securities must return and deliver any payments received by them, other than in a plan of reorganization or through a defeasance trust as described below, directly to the holders of Senior Indebtedness until all Senior Indebtedness is paid in full (Subordinated Debt Indenture, Section 1601).

     "Senior Indebtedness" means:

     (1) the principal, premium, if any, and interest in respect of (A) indebtedness for money borrowed and (B) indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by Citigroup Global Markets Holdings, including the senior debt securities;

     (2) all capital lease obligations of Citigroup Global Markets Holdings;

     (3) all obligations of Citigroup Global Markets Holdings issued or assumed as the deferred purchase price of property, all conditional sale obligations of Citigroup Global Markets Holdings and all obligations of Citigroup Global Markets Holdings under any conditional sale or title retention agreement, but excluding trade accounts payable in the ordinary course of business;

     (4) all obligations, contingent or otherwise, of Citigroup Global Markets Holdings in respect of any letters of credit, bankers acceptance, security purchase facilities and similar credit transactions;

     (5) all obligations of Citigroup Global Markets Holdings in respect of interest rate swap, cap or other agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements;

     (6) all obligations of the type referred to in clauses (1) through (5) above of other persons for the payment of which Citigroup Global Markets Holdings is responsible or liable as obligor, guarantor or otherwise ("guarantees"); and

     (7) all obligations of the type referred to in clauses (1) through (6) above of other persons secured by any lien on any property or asset of Citigroup Global Markets Holdings whether or not such obligation is assumed by Citigroup Global Markets Holdings;

but Senior Indebtedness does not include:

     (A) any indebtedness issued prior to October 22, 2004 under the subordinated debt indenture; and

     (B) any indebtedness or any guarantee that is by its terms subordinated to, or ranks equally with the subordinated debt securities and the issuance of which, in the case of this clause only, (x) has received the concurrence or approval of the staff of the Federal Reserve Bank of New York or the staff of the Board of Governors of the Federal Reserve System or (y) does not at the time of issuance prevent the subordinated debt securities from qualifying for Tier 2 capital treatment (irrespective of any limits on the amount of Citigroup Inc.'s Tier 2 capital) under the applicable capital adequacy guidelines, regulations, policies or published interpretations of the Board of Governors of the Federal Reserve System.

COVENANTS

     Limitations on Liens. The senior debt indenture provides that Citigroup Global Markets Holdings will not, and will not permit any subsidiary to, incur, issue, assume, guarantee, or suffer to exist any indebtedness for borrowed money if such indebtedness is secured by a pledge of, lien on, or security interest in any shares of voting stock of any Restricted Subsidiary, whether such stock is owned or later acquired, without effectively providing that the debt securities shall be secured equally and ratably with such debt (Senior Debt Indenture, Section 12.05). The subordinated debt indenture does not contain a similar provision.

     "Restricted Subsidiary" means Citigroup Global Markets Inc. and any subsidiary which owns or acquires any of its voting stock or succeeds to a substantial part of its business. "Voting stock" means stock having power for election of directors. (Senior Debt Indenture, Section 1.01).

     Limitations on Mergers and Sales of Assets. The indentures provide that Citigroup Global Markets Holdings will not merge or consolidate with another corporation or sell other than for cash or lease all or substantially all its assets to another corporation, or purchase all or substantially all the assets of another corporation unless:

     - the successor corporation waives any right to redeem any debt securities in bearer form;

     - the successor corporation, if other than Citigroup Global Markets Holdings, expressly assumes by supplemental indenture the obligations evidenced by the securities issued pursuant to the indenture; and

     - immediately after the transaction, there would not be any default in the performance of any covenant or condition of the indenture (Section 1001).

     Other than the restrictions described above, the indentures do not contain any covenants or provisions that would protect holders of the debt securities in the event of a highly leveraged transaction.

MODIFICATION OF THE INDENTURES

     Under the indentures, Citigroup Global Markets Holdings and the relevant trustee can enter into supplemental indentures to establish the form and terms of any series of debt securities without obtaining the consent of any holder of debt securities.

     Citigroup Global Markets Holdings and the trustee may, with the consent of the holders of at least a majority in aggregate principal amount of the senior debt securities of a series or at least a majority in aggregate principal amount of the subordinated debt securities, modify the applicable indenture or the rights of the holders of the securities of such series to be affected.

     No such modification may, without the consent of the holder of each security so affected:

     - change the fixed maturity of any such securities;

     - reduce the rate or extend the time of payment of interest on such securities;

     - reduce the principal amount of such securities or the premium, if any, on such securities;

     - reduce the amount of the principal of any securities issued originally at a discount;

     - change the currency in which any such securities are payable;

     - impair the right to sue for the enforcement of any such payment on or after the maturity of such securities;

     - limit Citigroup Global Markets Holdings' responsibility to maintain a paying agent outside the U.S. for debt securities in bearer form;

     - limit Citigroup Global Markets Holdings' obligations to redeem certain debt securities in bearer form if certain events involving U.S. information reporting requirements occur;

     - reduce the percentage of securities referred to above whose holders need to consent to the modification without the consent of such holders; or

     - change, without the written consent of the trustee, the rights, duties or immunities of the trustee (Senior Debt Indenture, Section 11.02).

     In addition, the subordinated debt indenture may not be amended without the consent of each holder of subordinated debt securities affected thereby to modify the subordination of the subordinated debt securities issued under that indenture in a manner adverse to the holders of the subordinated debt securities (Subordinated Debt Indenture, Section 1102).

EVENTS OF DEFAULT AND DEFAULTS

     Events of default under the senior debt indenture and defaults under the subordinated debt indenture are:

     - failure to pay required interest on any debt security of such series for 30 days;

     - failure to pay principal, other than a scheduled installment payment to a sinking fund or premium, if any, on any debt security of such series when due;

     - failure to make any required scheduled installment payment to a sinking fund for 30 days on debt securities of such series;

     - failure to perform for 90 days after notice any other covenant in the relevant indenture other than a covenant included in the relevant indenture solely for the benefit of a series of debt securities other than such series; and

     - certain events of bankruptcy or insolvency, whether voluntary or not (Senior Debt Indenture, Section 5.01; Subordinated Debt Indenture,
       Section 507).

     Unless otherwise specified in the prospectus supplement relating to any series of subordinated debt, the only events of default specified in the subordinated debt indenture are events of insolvency or bankruptcy, whether voluntary or not. There is no event of default, and accordingly there is no right of acceleration, in the case of a default in the payment of principal of, premium, if any, or interest on, subordinated debt securities, the performance of any other covenant of Citigroup Global Markets Holdings in the subordinated indenture or any other default which is not also an event of default (Subordinated Debt Indenture, Sections 501 and 502).

     If an event of default regarding debt securities of any series issued under the indentures should occur and be continuing, either the trustee or the holders of 25% in the principal amount of outstanding debt securities of that series may declare each debt security of that series due and payable (Section 502). Citigroup Global Markets Holdings is required to file annually with the trustee a statement of an officer as to the fulfillment by Citigroup Global Markets Holdings of its obligations under the indenture during the preceding year (Senior Debt Indenture, Section 12.06; Subordinated Debt Indenture, Section
1205).

     No event of default regarding one series of debt securities issued under an indenture is necessarily an event of default regarding any other series of debt securities (Section 502).

     Holders of a majority in principal amount of the outstanding debt securities of any series will be entitled to control certain actions of the trustee under the indentures and to waive past events of default regarding that series (Section 502). The trustee generally will not be requested, ordered or directed by any of the holders of debt securities, unless one or more of such holders shall have offered to the trustee reasonable security or indemnity (Section 507).

     If an event of default occurs and is continuing regarding a series of debt securities, the trustee may use any sums that it holds under the relevant indenture for its own reasonable compensation and expenses incurred prior to paying the holders of debt securities of that series (Section 506).

     Before any holder of any series of debt securities may institute action for any remedy, except payment on the holder's debt security when due, the holders of not less than 25% in principal amount of the debt securities of that series outstanding must request the trustee to take action. Holders must also offer and give the satisfactory security and indemnity against liabilities incurred by the trustee for taking such action. (Section 507).

DEFEASANCE

     If so specified when the debt securities of a particular series are created, after Citigroup Global Markets Holdings has deposited with the trustee cash or U.S. government securities in trust for the benefit of the holders sufficient to pay the principal of, premium, if any, and interest on the debt securities of that series when due, then Citigroup Global Markets Holdings, at its option:

     - will be deemed to have paid and satisfied its obligations on all outstanding debt securities of that series on the 91st day after the applicable conditions described below are satisfied, which is known as "defeasance and discharge;" or

     - will cease to be under any of the obligations described above under "Covenants -- Limitation on Liens" and "Covenants -- Limitations on Mergers and Sales of Assets" relating to the debt securities of the series, other than to pay when due the principal of, premium, if any, and interest on those debt securities, which is known as "covenant defeasance."

     Citigroup Global Markets Holdings must deliver to the trustee an opinion of counsel accompanied by a ruling received or published by the Internal Revenue Service to the effect that the holders of the debt securities of the series will have no United States federal income tax consequences as a result of Citigroup Global Markets Holdings' exercise of its defeasance option. If the debt securities are listed on the New York Stock Exchange, Citigroup Global Markets Holdings must also deliver the trustee an opinion of counsel stating that defeasance would not cause the debt securities to be delisted.

     When there is a defeasance and discharge, (1) the indentures will no longer govern the debt securities of that series, (2) Citigroup Global Markets Holdings will no longer be liable for payment and (3) the holders of those debt securities will be entitled only to the deposited funds. When there is a covenant defeasance, however, Citigroup Global Markets Holdings will continue to be obligated to make payments when due if the deposited funds are not sufficient.

     The obligations and rights under the debt indentures regarding compensation, reimbursement and indemnification of the trustee, optional redemption, mandatory and optional scheduled installment payments, if any, registration of transfer and exchange of the debt securities of such series, replacement of mutilated, destroyed, lost or stolen debt securities and certain other administrative provisions will continue even if Citigroup Global Markets Holdings exercises its defeasance and discharge or covenant defeasance options (Article 15).

     Under current United States federal income tax law, defeasance and discharge should probably be treated as a taxable exchange of the debt securities for an interest in the trust. As a consequence, each holder of the debt securities would recognize gain or loss equal to the difference between the value of the holder's interest in the trust and holder's tax basis for the debt securities deemed exchanged. Each holder would then be required to include in income its share of any income, gain and loss recognized by the trust. Even though federal income tax on the deemed exchange would be imposed on a holder, the holder would not receive any cash until the maturity or an earlier redemption of the debt securities, except for any current interest payments.

     Under current United States federal income tax law, a covenant defeasance would not be treated as a taxable exchange of debt securities. Prospective investors are urged to consult their tax advisors as to the specific consequences of a defeasance and discharge, including the applicability and effect of tax laws other than the United States federal income tax law.

CONCERNING THE TRUSTEES

     Citigroup Global Markets Holdings and certain of its subsidiaries or affiliates maintain lines of credit or have other banking relationships with the trustees in the ordinary course of business.

                         DESCRIPTION OF INDEX WARRANTS

     The following briefly summarizes the material terms and provisions of the index warrants, other than pricing and related terms disclosed in the accompanying prospectus supplement. You should read the particular terms of the index warrants that are offered by Citigroup Global Markets Holdings, which will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the general provisions summarized below do not apply to the index warrants being offered.

     Index warrants may be issued independently or together with debt securities and may be attached to or separate from any such offered securities. Each series of index warrants will be issued under a separate index warrant agreement to be entered into between Citigroup Global Markets Holdings and a bank or trust company, as index warrant agent. A single bank or trust company may act as index warrant agent for more than one series of index warrants. The index warrant agent will act solely as the agent of Citigroup Global Markets Holdings under the applicable index warrant agreement and will not assume any obligation or relationship of agency or trust for or with any owners of the index warrants. A copy of the form of index warrant agreement, including the form of certificate or global certificate that will represent the index warrant certificate, will be filed as an exhibit to a document incorporated by reference in the registration statement of which this prospectus forms a part. You should read the more detailed provisions of the index warrant agreement and the index warrant certificate or index warrant global certificate for provisions that may be important to you.

GENERAL

     The index warrant agreement does not limit the number of index warrants that may be issued. Citigroup Global Markets Holdings will have the right to "reopen" a previous series of index warrants by issuing additional index warrants of the series.

     Each index warrant will entitle the warrant holder to receive from Citigroup Global Markets Holdings, upon exercise, cash or securities. The amount in cash or number of securities will be determined by referring to an index or formula calculated on the basis of prices, yields, levels or other specified objective measures in respect of:

     - specified securities or securities indices;

     - specified foreign currencies or currency indices;

     - intangibles;

     - articles or goods;

     - any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance;

     - a combination thereof; or

     - changes in such measure or differences between two or more such measures.

     The prospectus supplement for a series of index warrants will describe the formula or methodology to be applied to the relevant index, indices, intangibles, articles, goods or other measures or instruments to determine the amount payable or distributable on the index warrants.

     If so specified in the prospectus supplement, the index warrants will entitle the warrant holder to receive from Citigroup Global Markets Holdings a minimum or maximum amount upon automatic exercise at expiration or the happening of any other event described in the prospectus supplement.

     Unless otherwise specified in the applicable prospectus supplement, the index warrants will be deemed to be automatically exercised upon expiration. Upon an automatic exercise, warrant holders will be entitled to receive the cash amount or number of securities due, if any, on an exercise of the index warrants.

     You should read the prospectus supplement applicable to any series of index warrants for any circumstances in which the payment or distribution or the determination of the payment or distribution on the index warrants may be postponed or exercised early or cancelled. The amount due after any such delay or postponement, or early exercise or cancellation, will be described in the applicable prospectus supplement.

     Unless otherwise specified in the applicable prospectus supplement, Citigroup Global Markets Holdings will not purchase or take delivery of or sell or deliver any securities or currencies, including the underlying assets, other than the payment of any cash or distribution of any securities due on the index warrants, from or to warrant holders pursuant to the index warrants.

     The applicable prospectus supplement relating to any series of index warrants will describe the following:

     - the aggregate number of index warrants;

     - the offering price of the index warrants;

     - the measure or measures by which payment or distribution on the index warrants will be determined;

     - certain information regarding the underlying securities, foreign currencies, indices, intangibles, articles or goods or other measure or instrument;

     - the amount of cash or number of securities due, or the means by which the amount of cash or number of securities due may be calculated, on exercise of the index warrants, including automatic exercise, or upon cancellation;

     - the date on which the index warrants may first be exercised and the date on which they expire;

     - any minimum number of index warrants exercisable at any one time;

     - any maximum number of index warrants that may, at Citigroup Global Markets Holdings' election, be exercised by all warrant holders or by any person or entity on any day;

     - any provisions permitting a warrant holder to condition an exercise of index warrants;

     - the method by which the index warrants may be exercised;

     - the currency in which the index warrants will be denominated and in which payments on the index warrants will be made or the securities that may be distributed in respect of the index warrants;

     - the method of making any foreign currency translation applicable to payments or distributions on the index warrants;

     - the method of providing for a substitute index or indices or otherwise determining the amount payable in connection with the exercise of index warrants if an index changes or is no longer available;

     - the time or times at which amounts will be payable or distributable in respect of the index warrants following exercise or automatic exercise;

     - any national securities exchange on which, or self-regulatory organization with which, the index warrants will be listed;

     - any provisions for issuing the index warrants in certificated form;

     - if the index warrants are not issued in book-entry form, the place or places at, and the procedures by which, payments or distributions on the index warrants will be made; and

     - any other terms of such index warrants.

     Prospective purchasers of index warrants should be aware of special United States federal income tax considerations applicable to instruments such as the index warrants. The prospectus supplement relating to each series of index warrants will describe these tax considerations. The summary of United States federal income tax considerations contained in the prospectus supplement will be presented for informational purposes only, however, and will not be intended as legal or tax advice to prospective purchasers. You are urged to consult your tax advisors before purchasing any index warrants.

LISTING

     Unless otherwise indicated in the prospectus supplement, the index warrants will be listed on a national securities exchange or with a self-regulatory organization, in each case as specified in the prospectus supplement. It is expected that such organization will stop trading a series of index warrants as of the close of business on the related expiration date of those index warrants.

MODIFICATION

     The index warrant agreement and the terms of the related index warrants may be amended by Citigroup Global Markets Holdings and the index warrant agent, without the consent of the holders of any index warrants, for any of the following purposes:

     - curing any ambiguity or curing, correcting or supplementing any defective or inconsistent provision;

     - maintaining the listing of the index warrants on any national securities exchange or with any other self-regulatory organization;

     - registering the index warrants under the Exchange Act;

     - permitting the issuance of individual index warrant certificates to warrant holders;

     - reflecting the issuance by Citigroup Global Markets Holdings of additional index warrants of the same series or reflecting the appointment of a successor depositary; or

     - for any other purpose which Citigroup Global Markets Holdings may deem necessary or desirable and which will not materially and adversely affect the interests of the warrant holders.

     Citigroup Global Markets Holdings and the index warrant agent also may modify or amend the index warrant agreement and the terms of the related index warrants, with the consent of the holders of not less than a majority of the then outstanding warrants of each series affected by such modification or amendment, for any purpose. However, no such modification or amendment may be made without the consent of each holder affected thereby if such modification or amendment:

     - changes the amount to be paid to the warrant holder or the manner in which that amount is to be determined;

     - shortens the period of time during which the index warrants may be exercised;

     - otherwise materially and adversely affects the exercise rights of the holders of the index warrants; or

     - reduces the percentage of the number of outstanding index warrants the consent of whose holders is required for modification or amendment of the index warrant agreement or the terms of the related index warrants.

MERGER, CONSOLIDATION, SALE OR OTHER DISPOSITION

     If at any time there is a merger or consolidation involving Citigroup Global Markets Holdings or a sale, transfer, conveyance, other than lease, or other disposition of all or substantially all of the assets of Citigroup Global Markets Holdings, then the assuming corporation will succeed to the obligations of Citigroup Global Markets Holdings under the index warrant agreement and the related index warrants. Citigroup Global Markets Holdings will then be relieved of any further obligation under the index warrant agreement and index warrants and may then be dissolved, wound up or liquidated.

ENFORCEABILITY OF RIGHTS BY WARRANT HOLDERS

     Any warrant holder may, without the consent of the index warrant agent or any other warrant holder, enforce by appropriate legal action on its own behalf its right to exercise, and to receive payment for, its index warrants.

                      BOOK-ENTRY PROCEDURES AND SETTLEMENT

     Most series of debt securities and index warrants will be book-entry securities. Upon issuance, all book-entry securities of the same issue will be represented by one or more fully registered global securities, without interest coupons. Each global security will be deposited with, or on behalf of, The Depository Trust Company, as securities depositary, and will be registered in the name of DTC or a nominee of DTC. DTC will thus be the only registered holder of these debt securities or index warrants and will be considered the sole owner of the securities for purposes of the indenture or index warrant agreement.

     Purchasers may only hold interests in the global notes or index warrants through DTC if they are participants in the DTC system. Purchasers may also hold interests through a securities intermediary -- banks, brokerage houses and other institutions that maintain securities accounts for customers -- that has an account with DTC or its nominee. DTC will maintain accounts showing the securities holdings of its participants, and these participants will in turn maintain accounts showing the securities holdings of their customers. Some of these customers may themselves be securities intermediaries holding debt securities or index warrants for their customers. Thus, each beneficial owner of a book-entry security will hold that security indirectly through a hierarchy of intermediaries, with DTC at the "top" and the beneficial owner's own securities intermediary at the "bottom."

     The securities of each beneficial owner of a book-entry security will be evidenced solely by entries on the books of the beneficial owner's securities intermediary. The actual purchaser of the securities will generally not be entitled to have the securities represented by the global securities registered in its name and will not be considered the owner under the indenture or index warrant agreement. In most cases, a beneficial owner will also not be able to obtain a paper certificate evidencing the holder's ownership of securities. The book-entry system for holding securities eliminates the need for physical movement of certificates and is the system through which most publicly traded common stock is held in the United States. However, the laws of some jurisdictions require some purchasers of securities to take physical delivery of their securities in definitive form. These laws may impair the ability to transfer or pledge book-entry securities.

     A beneficial owner of book-entry securities represented by a global security may exchange the securities for definitive (paper) securities only if:

     - DTC is unwilling or unable to continue as depositary for such global security and Citigroup Global Markets Holdings is unable to find a qualified replacement for DTC within 90 days;

     - at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934; or

     - Citigroup Global Markets Holdings in its sole discretion decides to allow some or all book-entry securities to be exchangeable for definitive securities in registered form.

     Unless we indicate otherwise in the applicable prospectus supplement, any global security that is exchangeable will be exchangeable in whole for definitive securities in registered form, with the same terms and of an equal aggregate principal amount, in denominations of $1,000 and whole multiples of $1,000. Definitive notes or index warrants will be registered in the name or names of the person or persons specified by DTC in a written instruction to the registrar of the securities. DTC may base its written instruction upon directions it receives from its participants.

     In this prospectus and the accompanying prospectus supplement, for book-entry securities, references to actions taken by security holders will mean actions taken by DTC upon instructions from its participants, and references to payments and notices of redemption to security holders will mean payments and notices of redemption to DTC as the registered holder of the securities for distribution to participants in accordance with DTC's procedures.

     DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial

Code and a "clearing agency" registered under section 17A of the Securities Exchange Act of 1934. The rules applicable to DTC and its participants are on file with the SEC.

     Citigroup Global Markets Holdings will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the book-entry securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

     The information in this section about DTC has been obtained from sources that Citigroup Global Markets Holdings believes to be reliable but Citigroup Global Markets Holdings takes no responsibility for the accuracy thereof.

                    LIMITATIONS ON ISSUANCES IN BEARER FORM

     In compliance with United States federal income tax laws and regulations, Citigroup Global Markets Holdings and any underwriter, agent or dealer participating in the offering of any debt security or index warrant in bearer form will agree that, in connection with the original issuance of such debt security or index warrant in bearer form and during the period ending 40 days after the issue date of such debt security or index warrant in bearer form, they will not offer, sell or deliver such debt security or index warrant in bearer form, directly or indirectly, to a U.S. person or to any person within the United States, except to the extent permitted under United States Treasury regulations.

     Debt securities or index warrants in bearer form will bear a legend to the following effect: "Any United States Person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code." The sections referred to in the legend provide that, with certain exceptions, a U.S. person who holds debt securities or index warrants in bearer form will not be allowed to deduct any loss with respect to, and will not be eligible for capital gain treatment with respect to any gain realized on a sale, exchange, redemption or other disposition of, such debt securities or index warrants in bearer form.

     As used herein, "U.S. person" means a person who is a citizen or resident of the United States, or that is a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source or a trust if (1) a United States court is able to exercise primary supervision over the trust's administration and (2) one or more United States persons have the authority to control all of the trust's substantial decisions.

     Pending the availability of a definitive global security or individual debt securities or index warrants in bearer form, as the case may be, debt securities that are issuable in bearer form may initially be represented by a single temporary global security, without interest coupons, to be deposited with a common depositary in London for Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream International, for credit to the accounts designated by or on behalf of the purchasers thereof. Following the availability of a definitive global security in bearer form, without coupons attached, or individual debt securities in bearer form and subject to any further limitations described in the applicable prospectus supplement, the temporary global security will be exchangeable for interests in such definitive global security or for such individual debt securities, respectively, only upon receipt of a Certificate of Non-U.S. Beneficial Ownership. A Certificate of Non-U.S. Beneficial Ownership is a certificate to the effect that a beneficial interest in a temporary global security or warrant in bearer form is owned by a person that is not a U.S. Person or is owned by or through a financial institution in compliance with applicable U.S. Treasury regulations. In no event will a definitive debt security or index warrant in bearer form be delivered to a purchaser without the receipt of a Certificate of Non-U.S. Beneficial Ownership. No debt security or index warrant in bearer form will be delivered in or to the United States. If so specified in the applicable prospectus supplement, interest on a temporary global security will be paid to each of Euroclear and Clearstream with respect to that portion of such temporary global security held for its account, but

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only upon receipt as of the relevant interest payment date of a Certificate of
Non-U.S. Beneficial Ownership.

     Limitations on the offer, sale, delivery and exercise of warrants in bearer form (including a requirement that a Certificate of Non-U.S. Beneficial Ownership be delivered upon exercise of a warrant in bearer form) will be described in the prospectus supplement relating to such warrants in bearer form.

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

                              PLAN OF DISTRIBUTION

     Citigroup Global Markets Holdings may offer the offered securities in one or more of the following ways from time to time:

     - to or through underwriters or dealers;

     - by itself directly;

     - through agents; or

     - through a combination of any of these methods of sale.

     Any such underwriters, dealers or agents may include any broker-dealer subsidiary or affiliate of Citigroup Global Markets Holdings.

     The prospectus supplement relating to an offering of offered securities will set forth the terms of the offering, including:

     - the name or names of any underwriters, dealers or agents;

     - the purchase price of the offered securities and the proceeds to Citigroup Global Markets Holdings from such sales;

     - any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation;

     - the initial public offering price;

     - any discounts or concessions to be allowed or reallowed or paid to dealers; and

     - any securities exchanges on which the offered securities may be listed.

Any initial public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     In compliance with the guidelines of the National Association of Securities Dealers, Inc., the maximum discount or commission to be received by any NASD member or independent broker-dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

     If underwriters are used in an offering of offered securities, the offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered either to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in the prospectus supplement, the underwriters will not be obligated to purchase offered securities unless specified conditions are satisfied, and if the underwriters do purchase any offered securities, they will purchase all offered securities.

     In connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

     - A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

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

     - A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

     - A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on the New York Stock Exchange or any other securities exchange, in the over-the-counter market, or otherwise. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

     If dealers are utilized in the sale of offered securities, Citigroup Global Markets Holdings will sell the offered securities to the dealers as principals. The dealers may then resell the offered securities to the public at varying prices to be determined by those dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

     Offered securities may be sold directly by Citigroup Global Markets Holdings to one or more institutional purchasers, or through agents designated by Citigroup Global Markets Holdings from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by Citigroup Global Markets Holdings to that agent will be set forth, in the prospectus supplement relating to that offering. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     As one of the means of direct issuance of offered securities, Citigroup Global Markets Holdings may utilize the services of an entity through which it may conduct an electronic "dutch auction" or similar offering of the offered securities among potential purchasers who are eligible to participate in the auction or offering of the offered securities, if so described in the applicable prospectus supplement.

     If so indicated in the applicable prospectus supplement, Citigroup Global Markets Holdings will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from Citigroup Global Markets Holdings at the public offering price set forth in that prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

     The broker-dealer subsidiaries or affiliates of Citigroup Global Markets Holdings are members of the NASD and may participate in distributions of the offered securities. Accordingly, offerings of offered securities in which Citigroup Global Markets Holdings' broker-dealer subsidiaries or affiliates participate will conform with the requirements set forth in Rule 2720 of the Conduct Rules of the NASD.

     This prospectus, together with any applicable prospectus supplement, may also be used by any broker-dealer subsidiary or affiliate of Citigroup Global Markets Holdings in connection with offers and sales of the offered securities in market-making transactions, including block positioning and block trades, at negotiated prices related to prevailing market prices at the time of sale. Any of Citigroup Global Markets Holdings' broker-dealer subsidiaries or affiliates, including Citigroup Global Markets Inc., may act as principal or agent in such transactions. None of Citigroup Global Markets Holdings' broker-dealer subsidiaries or affiliates have any obligation to make a market in any of the offered securities and may discontinue any market-making activities at any time without notice, at its sole discretion.

     A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters, dealers or agents. The underwriters, dealers or agents may agree to allocate a number of notes to underwriters, dealers or agents for sale to their online brokerage account holders. The underwriters, dealers or agents will allocate notes to underwriters, dealers or agents that may make

Internet distributions on the same basis as other allocations. In addition, notes may be sold by the underwriters, dealers or agents to securities dealers who resell notes to online brokerage account holders.

     Underwriters, dealers and agents may be entitled, under agreements with Citigroup Global Markets Holdings, to indemnification by Citigroup Global Markets Holdings relating to material misstatements and omissions. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, Citigroup Global Markets Holdings and affiliates of Citigroup Global Markets Holdings in the ordinary course of business.

     Except for securities issued upon a reopening of a previous series, each series of offered securities will be a new issue of securities and will have no established trading market. Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but those underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a securities exchange. No assurance can be given that there will be a market for the offered securities.

     In order to hedge its obligations under the offered securities, Citigroup Global Markets Holdings expects to enter into one or more swaps or other derivatives transactions with one or more of its subsidiaries or affiliates. You should refer to "Use of Proceeds and Hedging" in this prospectus for more information.

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

                                 ERISA MATTERS

     The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), imposes certain restrictions on employee benefit plans that are subject to ERISA and on persons who are fiduciaries with respect to those plans. In accordance with ERISA's general fiduciary requirements, a fiduciary with respect to any such plan who is considering the purchase of the debt securities or index warrants of Citigroup Global Markets Holdings on behalf of the plan should determine whether the purchase is permitted under the governing plan documents and is prudent and appropriate for the plan in view of its overall investment policy and the composition and diversification of its portfolio.

     Citigroup Global Markets Holdings has subsidiaries and affiliates, including broker-dealer subsidiaries and affiliates, that provide services to many employee benefit plans. Citigroup Global Markets Holdings and any direct or indirect subsidiary or affiliate of Citigroup Global Markets Holdings may each be considered a "party in interest" within the meaning of ERISA and a "disqualified person" under corresponding provisions of the Internal Revenue Code of 1986, as amended (the "Code"), to many employee benefit plans and retirement accounts. "Prohibited transactions" within the meaning of ERISA and the Code may result if any offered securities are acquired by an employee benefit plan as to which Citigroup Global Markets Holdings or any direct or indirect subsidiary or affiliate of Citigroup Global Markets Holdings is a party in interest, unless the offered securities are acquired pursuant to an applicable statutory or administrative exemption. Any employee benefit plan or other entity to which such provisions of ERISA or the Code apply proposing to acquire the offered securities should consult with its legal counsel.

     Please consult the applicable prospectus supplement for further information with respect to a particular offering of securities.

                                 LEGAL MATTERS

     Edward F. Greene, General Counsel of Citigroup Global Markets Holdings, 388 Greenwich Street, New York, New York 10013, or counsel to be identified in the applicable prospectus supplement, will act as legal counsel to Citigroup Global Markets Holdings. Mr. Greene beneficially owns, or has rights to acquire under employee benefit plans, an aggregate of less than one percent of the common stock of Citigroup Inc. Cleary, Gottlieb, Steen & Hamilton, New York, New York, or other counsel identified in the applicable prospectus supplement, will act as legal counsel to the underwriters. Cleary, Gottlieb, Steen & Hamilton has from time to time acted as counsel for Citigroup Global Markets Holdings and its subsidiaries and affiliates and may do so in the future.

                                    EXPERTS

     The consolidated financial statements of Citigroup Global Markets Holdings Inc. as of and for the years ended December 31, 2003 and 2002 have been audited by KPMG LLP, Independent Registered Public Accounting Firm, as set forth in their report dated February 26, 2004 on the consolidated financial statements. The consolidated financial statements are included in Citigroup Global Markets Holdings' annual report on Form 10-K for the year ended December 31, 2003, and incorporated by reference in this prospectus. The report of KPMG LLP also is incorporated by reference in this prospectus. The report of KPMG LLP refers to changes, in 2003, in Citigroup Global Markets Holdings' methods of accounting for variable interest entities and stock-based compensation, in 2002, in Citigroup Global Markets Holdings' methods of accounting for goodwill and intangible assets, and, in 2001, in Citigroup Global Markets Holdings' methods of accounting for derivative instruments and hedging activities. The consolidated financial statements of Citigroup Global Markets Holdings referred to above are incorporated by reference in this prospectus in reliance upon such report and upon the authority of said firm as experts in accounting and auditing. To the extent that KPMG LLP audits and reports on consolidated financial statements of Citigroup Global Markets Holdings issued at future dates, and consents to the use of their report thereon such consolidated financial statements also will be incorporated by reference in the registration statement in reliance upon their report and said authority.

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